Exhibit 15.1
The Board of Directors
Prologis, Inc.:
With respect to the subject combined registration statement on Form S-3 of Prologis, Inc. and Prologis, L.P., we acknowledge our awareness of the incorporation by reference therein of our report dated August 8, 2011 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of the Act.
KPMG LLP
Denver, Colorado
September 30, 2011